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                                                                                                       EXHIBIT 12
                                                                                                      -----------
                        SCHEDULE OF COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES
                                       (Dollar Amounts in Thousands)

                                 Thirty-Nine Weeks Ended                               Fiscal Year Ended
                              -----------------------------  ------------------------------------------------------------
                               February 28,    February 22,      May 31,      May 25,    May 26,      May 28,     May 29,
                                   1999           1998            1998         1997       1996         1995        1994
                                   ---------------------------  ---------------------------------------------------------
   Earnings from Continuing
    Operations before Income
    Taxes and Joint Ventures  $  681,231     $  522,532      $  666,586   $  710,046  $  758,652  $  419,578  $   564,805

   Profits (Losses) of
   Joint Ventures before
   Income Taxes                  (9,866)        (5,599)         (8,369)     (13,796)    (11,783)    (15,025)     (16,648)

   Plus:  Fixed Charges (1)      109,762        103,814         141,874      125,506     125,661     130,192      105,378
   Less:  Capitalized
   Interest                      (1,391)          (565)           (733)      (1,061)       (565)       (825)      (1,956)
  Earnings from Continuing
   Operations                 -----------------------------  ------------------------------------------------------------
   Available to Cover
   Fixed Charges              $  779,736     $  620,182      $  799,358   $   820,69  $  871,965  $  533,920  $   651,579
                              -----------------------------  ------------------------------------------------------------
                              -----------------------------  ------------------------------------------------------------

  Ratio of Earnings to
  Fixed Charages                    7.10           5.97            5.63         6.54        6.94        4.10         6.18
                              -----------------------------  ------------------------------------------------------------
  Note (1)
   Fixed Charges
    Interest Expens           $   99,184     $   94,722      $  129,513   $  114,617  $  116,595  $  120,577  $    95,089
    Interest Capitalized           1,391            565             733        1,061         565         825        1,956
    Rentals (1/2)                  9,187          8,527          11,628        9,828       8,501       8,790        8,333
                              -----------------------------  ------------------------------------------------------------
     Total Fixed
     Charges                  $  109,762     $  103,814      $  141,874   $  125,506  $  125,661  $  130,192    $ 105,378
                              -----------------------------  ------------------------------------------------------------
                              -----------------------------  ------------------------------------------------------------

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